QuickLinks -- Click here to rapidly navigate through this document

Exhibit 1.1

SENECA GAMING CORPORATION

(a tribally chartered entity under the laws of the Seneca Nation)

$300,000,000 7 1/4% Senior Notes due 2012

PURCHASE AGREEMENT

Dated: April 29, 2004

Exhibit 1.1

EXECUTION COPY

SENECA GAMING CORPORATION
(a tribally chartered entity under the laws of the Seneca Nation)

$300,000,000
7 1/4% Senior Notes due 2012

PURCHASE AGREEMENT

April 29, 2004

MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated
Banc of America Securities LLC
Wells Fargo Securities, LLC
c/o Merrill Lynch & Co.
      Merrill Lynch, Pierce, Fenner & Smith
                           Incorporated
4 World Financial Center
New York, New York 10080

Ladies and Gentlemen:

        SENECA GAMING CORPORATION (the "Company"), a tribally chartered entity formed by the Seneca Nation of Indians of New York (the "Nation"), a sovereign federally recognized Indian Nation, and the Guarantors (as defined below), confirm their agreement with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Banc of America Securities LLC and Wells Fargo Securities, LLC (collectively, the "Initial Purchasers", which term shall also include any initial purchaser substituted as hereinafter provided in Section 11 hereof), with respect to the issue and sale by the Company and the purchase by the Initial Purchasers, acting severally and not jointly, of the respective principal amounts set forth in Schedule A attached hereto of $300,000,000 aggregate principal amount of the Company's 7 1/4% Senior Notes due 2012 (together with the Guarantees (as defined below) thereon, the "Securities"). The Securities are to be issued pursuant to an indenture dated as of May 5, 2004 (the "Indenture") among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the "Trustee"). Securities issued in book-entry form will be issued to Cede & Co. as nominee of The Depository Trust Company ("DTC") pursuant to a letter agreement, to be dated as of Closing Time (as defined in Section 2(b)) (the "DTC Agreement"), among the Company, the Trustee and DTC.

        Pursuant to the Indenture, each of (i) Seneca Erie Gaming Corporation ("SEGC") and Seneca Territory Gaming Corporation ("STGC"), each a tribally chartered entity formed by the Nation and wholly owned by the Company, (ii) effective upon the repayment of the Existing Facility (as defined in the Indenture), Seneca Niagara Falls Gaming Corporation ("SNFGC"), a tribally chartered entity formed by the Nation and wholly owned by the Company, and (iii) any other subsidiary of the Company that executes a Guarantee (as defined below) in accordance with the provisions of the Indenture, and together with SEGC, STGC and SNFGC, collectively, the "Guarantors"), jointly and severally, shall fully and unconditionally guarantee, on a senior unsecured basis, to each holder of Securities and the Trustee, the payment and performance of the Company's obligations under the Indenture and the Securities (each such guarantee being referred to herein as a "Guarantee").

        The Company understands that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers ("Subsequent Purchasers") at any time after this Agreement has been executed and delivered. The

Securities are to be offered and sold through the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the "1933 Act"), in reliance upon exemptions therefrom. Pursuant to the terms of the Securities and the Indenture, investors that acquire Securities may only resell or otherwise transfer such Securities if such Securities are hereafter registered under the 1933 Act or if an exemption from the registration requirements of the 1933 Act is available (including the exemption afforded by Rule 144A ("Rule 144A") or Regulation S ("Regulation S") of the rules and regulations promulgated under the 1933 Act by the Securities and Exchange Commission (the "Commission")).

        Holders of the Securities (including Subsequent Purchasers) will have the registration rights set forth in the registration rights agreement applicable to the Securities (the "Registration Rights Agreement"), to be executed on and dated as of Closing Time (as defined in Section 2(b)). Pursuant to the Registration Rights Agreement, the Company and the Guarantors will agree, among other things, to file with the Commission (a) a registration statement under the 1933 Act relating to Securities (the "Exchange Securities") which shall be identical to the Securities (except that the Exchange Securities shall have been registered pursuant to such registration statement and will not be subject to restrictions on transfer or contain additional interest provisions) to be offered in exchange for the Securities, and/or (b) under certain circumstances, a shelf registration statement pursuant to Rule 415 under the Act relating to the resale by certain holders of the Securities. If required under the Registration Rights Agreement, the Company will issue Exchange Securities to the Initial Purchasers (the "Private Exchange Securities"). If the Company and the Guarantors fail to satisfy their obligations under the Registration Rights Agreement, they will be required to pay additional interest to the holders of the Securities under certain circumstances, as set forth in the Registration Rights Agreement.

        In connection with the offering of the Securities, the Nation will enter into an agreement with the Trustee, dated as of May 5, 2004 (the "Nation Agreement"), for the benefit of the holders of Securities.

        The Company has prepared and delivered to each Initial Purchaser copies of a preliminary offering memorandum dated April 21, 2004 (the "Preliminary Offering Memorandum") and has prepared and will deliver to each Initial Purchaser copies of a final offering memorandum dated the date hereof (the "Final Offering Memorandum"), each for use by such Initial Purchaser in connection with its solicitation of purchases of, or offering of, the Securities. "Offering Memorandum" means, with respect to any date or time referred to in this Agreement, the most recent offering memorandum (whether the Preliminary Offering Memorandum or the Final Offering Memorandum, or any amendment or supplement to either such document), including exhibits thereto and any documents incorporated therein by reference, which has been prepared and delivered by the Company to the Initial Purchasers in connection with their solicitation of purchases of, or offering of, the Securities.

        SECTION 1.    Representations and Warranties of the Company and the Guarantors.

        (a)    Representations and Warranties.    The Company and the Guarantors, jointly and severally, represent and warrant to each Initial Purchaser as of the date hereof and as of Closing Time referred to in Section 2(b) hereof, and agree with each Initial Purchaser, as follows:

          (i)    Offering Memorandum.    The Preliminary Offering Memorandum, as of the date thereof, did not, and the Final Offering Memorandum, does not, and at Closing Time will not, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from the Offering Memorandum made in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser through Merrill Lynch expressly for use in the Offering Memorandum.

          (ii)    Independent Accountants.    The accountants who certified the financial statements included in the Offering Memorandum are independent public accountants with respect to the Company and its subsidiaries within the meaning of Regulation S-X under the 1933 Act.

          (iii)    Financial Statements.    The consolidated financial statements, together with the related notes, included in the Offering Memorandum present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations and changes in capital and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved. The financial data presented under the section titled "Selected Consolidated Financial Data" in the Offering Memorandum present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Offering Memorandum.

          (iv)    No Material Adverse Change in Business.    Since the respective dates as of which information is given in the Offering Memorandum, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company to the Nation.

          (v)    Authority of the Company.    The Company is a validly existing tribally chartered entity under the laws of the Nation and has power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and to enter into and perform its obligations under this Agreement.

          (vi)    Authority of Subsidiaries.    Each subsidiary of the Company listed on Schedule C hereto has power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum; each Guarantor has power and authority to enter into and perform its obligations under this Agreement; each subsidiary of the Company listed on Schedule C hereto is owned solely by the Company directly or indirectly through subsidiaries.

          (vii)    Ownership.    The Company is owned solely by the Nation.

          (viii)    Authorization of Agreement.    This Agreement has been duly authorized, executed and delivered by the Company and the Guarantors.

          (ix)    Authorization of the Indenture.    The Indenture has been duly authorized by the Company and the Guarantors and, when executed and delivered by the Company, the Guarantors and the Trustee, will constitute a valid and binding agreement of the Company and the Guarantors (assuming the Indenture is a legal, valid and binding obligation of the Trustee), enforceable against each of them in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

          (x)    Authorization of the Registration Rights Agreement.    The Registration Rights Agreement has been duly authorized by the Company and the Guarantors and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and binding agreement of the Company and the Guarantors, enforceable against each of them in accordance with its terms, except (A) as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (B) the enforceability of rights to indemnification and contribution thereunder may be limited by federal or state securities laws.

          (xi)    Authorization of the Exchange Securities and the Private Exchange Securities.    The Exchange Securities and the Private Exchange Securities have been duly authorized and, at Closing Time, will have been duly executed by the Company and the Guarantors and, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered in exchange for the Securities in accordance with the terms of the Registration Rights Agreement, will constitute valid and binding obligations of the Company and the Guarantors, enforceable against each of them in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers) reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

          (xii)    Authorization of the Securities.    The Securities have been duly authorized and, at Closing Time, will have been duly executed by the Company and the Guarantors and, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Company and the Guarantors, enforceable against each of them in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers) reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

          (xiii)    Description of the Securities and the Indenture.    The Securities and the Indenture will conform in all material respects to the respective statements relating thereto contained in the Offering Memorandum.

          (xiv)    Absence of Defaults and Conflicts.    Neither the Company nor any of its subsidiaries is in violation of its charter or by-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which or any of them may be bound, or to which any of the property or assets of the Company or any of its subsidiaries is subject (collectively, "Agreements and Instruments") except for such defaults that would not result in a material adverse effect on the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a "Material Adverse Effect"); and the execution, delivery and performance of this Agreement, the Indenture and the Securities and any other agreement or instrument entered into or issued or to be entered into or issued by the Company in connection with the transactions contemplated hereby or thereby or in the Offering Memorandum and the consummation of the transactions contemplated herein and in the Offering Memorandum (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the Offering Memorandum under the caption "Use of Proceeds") and compliance by the Company with its obligations hereunder have been duly authorized by all necessary action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, the Agreements and Instruments except for such conflicts, breaches or defaults or Repayment Events or liens, charges or encumbrances that, singly or in the aggregate, would not result in a Material Adverse Effect, nor will such action result in any violation of the provisions of the charter or by-laws of the Company or any of its subsidiaries or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their assets, properties or operations. As used herein, a "Repayment Event" means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

          (xv)    Absence of Labor Dispute.    No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any of its subsidiaries' principal suppliers, manufacturers, customers or contractors, which, in either case, would result in a Material Adverse Effect.

          (xvi)    Absence of Proceedings.    Except as described in the Offering Memorandum, there are no actions, suits, proceedings, inquiries or investigations before or brought by any court or governmental agency or body (tribal, domestic or foreign), now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries which are reasonably likely to result in a Material Adverse Effect, or which are reasonably likely to materially and adversely affect the properties or assets of the Company and its subsidiaries considered as one enterprise, or the consummation of the transactions contemplated by this Agreement or the performance by the Company and the Guarantors of their obligations hereunder. The aggregate of all pending legal or governmental proceedings to which the Company or any of its subsidiaries is a party or of which any of their respective property or assets is the subject which are not described in the Offering Memorandum, including ordinary routine litigation incidental to the business, could not reasonably be expected to result in a Material Adverse Effect.

          (xvii)    Absence of Manipulation.    Neither the Company nor any affiliate of the Company has taken, nor will the Company or any affiliate take, directly or indirectly, any action which is designed to or which has constituted or which would be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

          (xviii)    Possession of Intellectual Property.    The Company and its subsidiaries own or possess, or can acquire on reasonable terms, adequate licenses, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, "Intellectual Property") necessary to carry on the business now operated by them, and neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

          (xix)    Absence of Further Requirements.    No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency, including without limitation approval by the Bureau of Indian Affairs, United States Department of Interior under 25 U.S.C. §81 or approval by the National Indian Gaming Commission under 25 C.F.R. §502.5, is necessary or required for the performance by the Company or the Guarantors of their obligations hereunder, in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement (other than the registration of the Exchange Notes pursuant to the Registration Rights Agreement), except such as have been already obtained or as may be required under any necessary qualification under the securities or blue sky laws of the various jurisdictions in which the Securities are being offered by the Initial Purchasers.

          (xx)    Possession of Licenses and Permits.    The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, "Governmental Licenses") issued by the appropriate Nation, federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, result in a Material Adverse Effect; the Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

          (xxi)    Title to Property.    The Company and its subsidiaries have good and marketable title to all real property owned by the Company and its subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the Offering Memorandum or (b) do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its subsidiaries; and, except as described in the Offering Memorandum, all of the leases and subleases material to the business of the Company and its subsidiaries, considered as one enterprise, and under which the Company or any of its subsidiaries holds properties described in the Offering Memorandum, are in full force and effect, and neither the Company nor any of its subsidiaries has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or any subsidiary thereof to the continued possession of the leased or subleased premises under any such lease or sublease.

          (xxii)    Environmental Laws.    Except as described in the Offering Memorandum and except such matters as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, "Hazardous Materials") or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, "Environmental Laws"), (B) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries and (D) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or Environmental Laws.

          (xxiii)    Investment Company Act.    The Company is not required, and upon the issuance and sale of the offered Securities as herein contemplated and the application of the net proceeds therefrom as described in the Offering Memorandum will not be required, to register as an "investment company" under the Investment Company Act of 1940, as amended.

          (xxiv)    Similar Offerings.    Neither the Company nor any of its affiliates, as such term is defined in Rule 501(b) under the 1933 Act (each, an "Affiliate"), has, directly or indirectly, solicited any offer to buy, sold or offered to sell or otherwise negotiated in respect of, or will solicit any offer to buy, sell or offer to sell or otherwise negotiate in respect of, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the offered Securities to be registered under the 1933 Act.

          (xxv)    Rule 144A Eligibility.    The Securities are eligible for resale pursuant to Rule 144A and will not be, at Closing Time, of the same class as securities listed on a national securities exchange registered under Section 6 of the 1934 Act, or quoted in a U.S. automated interdealer quotation system.

          (xxvi)    No General Solicitation.    None of the Company, its Affiliates or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has engaged or will engage, in connection with the offering of the offered Securities, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the 1933 Act.

          (xxvii)    No Registration Required.    Subject to compliance by the Initial Purchasers with the representations and warranties set forth in Section 2 and the procedures set forth in Section 6 hereof, it is not necessary in connection with the offer, sale and delivery of the offered Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Offering Memorandum to register the Securities under the 1933 Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

          (xxviii)    No Directed Selling Efforts.    With respect to those offered Securities sold in reliance on Regulation S, (A) none of the Company, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (B) each of the Company and its Affiliates and any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has complied and will comply with the offering restrictions requirement of Regulation S.

          (xxix)    Tax Matters.    Subject to the qualifications and limitations set forth in the Offering Memorandum under the caption "Risk Factors—A change in our current tax-exempt status could have a material adverse effect on our ability to repay our obligations under the notes," each of the Company and the Guarantors is a non-taxable entity for purposes of federal income taxation under the Internal Revenue Code, Title 26 U.S.C., and the revenues of the Company and the Guarantors are exempt from federal and state income taxation; the operations of the Company and the Guarantors are not subject to any sales tax.

          (xxx)    Material Agreements and Orders.    Attached hereto as Exhibit A are lists of: (a) all agreements and instruments to which the Company or a Guarantor is a party and under which a default by the Company or such Guarantor could reasonably be expected to have a Material Adverse Effect (the "Material Agreements"), and (b) all judgments, orders and decrees of any court or administrative agency a violation of which could reasonably be expected to have a Material Adverse Effect (the "Material Orders"). True, correct and complete copies of all Material Agreements and Material Orders have been delivered or made available prior to the date hereof to the Initial Purchasers, and none of the Material Agreements or Material Orders has subsequently been amended or modified.

        (b)    Officer's Certificates.    Any certificate signed by any officer of the Guarantors or the Company delivered to the Initial Purchasers or to counsel for the Initial Purchasers shall be deemed a representation and warranty by the Company or a Guarantor, as applicable, to each Initial Purchaser as to the matters covered thereby.

        SECTION 2.    Sale and Delivery to Initial Purchasers; Closing.

        (a)    Securities.    On the basis of the representations and warranties herein contained, and subject to the terms and conditions herein set forth, the Company agrees to sell to each Initial Purchaser, severally and not jointly, and each Initial Purchaser, severally and not jointly, agrees to purchase from the Company, at the price set forth in Schedule B, the aggregate principal amount of Securities set forth in Schedule A opposite the name of such Initial Purchaser, plus any additional principal amount of Securities which such Initial Purchaser may become obligated to purchase pursuant to the provisions of Section 11 hereof.

        (b)    Payment.    Payment of the purchase price for, and delivery of certificates for, the Securities shall be made at the office of Mayer, Brown, Rowe & Maw LLP, or at such other place as shall be agreed upon by the Initial Purchasers and the Company, at 9:00 A.M. (Eastern time) on the third business day after the date hereof (unless postponed in accordance with the provisions of Section 11), or such other time not later than ten business days after such date as shall be agreed upon by the Initial Purchasers and the Company (such time and date of payment and delivery being herein called "Closing Time").

        (c)   Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the nominee of The Depository Trust Company, for the account of the Initial Purchasers, of one or more global notes representing the Securities (collectively, the "Global Note"), with any transfer taxes payable in connection with the sale of the Securities duly paid by the Company. The Global Note will be made available for inspection by Merrill Lynch (as representative of the Initial Purchasers) not later than 1:00 P.M., New York City time, on the business day prior to the Closing Time. It is understood that each Initial Purchaser has authorized Merrill Lynch (as representative of the Initial Purchasers) for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Securities which it has agreed to purchase. Merrill Lynch, individually and not as representative of the Initial Purchasers, may (but shall not be obligated to) make payment of the purchase price for the Securities to be purchased by any Initial Purchaser whose funds have not been received by Closing Time, but such payment shall not relieve such Initial Purchaser from its obligations hereunder.

        SECTION 3.    Covenants of the Company.    The Company covenants with each Initial Purchaser as follows:

        (a)    Offering Memorandum.    The Company, as promptly as possible, will furnish to each Initial Purchaser, without charge, such number of copies of the Offering Memorandum and any amendments and supplements thereto and documents incorporated by reference therein as such Initial Purchaser may reasonably request.

        (b)    Notice and Effect of Material Events.    The Company will immediately notify each Initial Purchaser, and confirm such notice in writing, of (x) any filing made by the Company of information relating to the offering of the Securities with any securities exchange or any other regulatory body in the United States or any other jurisdiction, and (y) prior to the completion of the placement of the offered Securities by the Initial Purchasers as evidenced by a notice in writing from the Initial Purchasers to the Company, any material changes in or affecting the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise which (i) make any statement in the Offering Memorandum false or misleading or (ii) are not disclosed in the Offering Memorandum. In such event or if during such time any event shall occur as a result of which it is necessary, in the reasonable opinion of any of the Company, its counsel, the Initial Purchasers or counsel for the Initial Purchasers, to amend or supplement the Offering Memorandum in order that the Offering Memorandum not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing, the Company will forthwith amend or supplement the Offering Memorandum by preparing and furnishing to each Initial Purchaser an amendment or amendments of, or a supplement or supplements to, the Offering Memorandum (in form and substance satisfactory in the reasonable opinion of counsel for the Initial Purchasers) so that, as so amended or supplemented, the Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a Subsequent Purchaser, not misleading.

        (c)    Amendment to Offering Memorandum and Supplements.    The Company will advise each Initial Purchaser promptly of any proposal to amend or supplement the Offering Memorandum and will not effect such amendment or supplement without the consent of the Initial Purchasers (which consent shall not be unreasonably withheld). Neither the consent of the Initial Purchasers, nor the Initial Purchaser's delivery of any such amendment or supplement, shall constitute a waiver of any of the conditions set forth in Section 5 hereof.

        (d)    Qualification of Securities for Offer and Sale.    The Company will use its reasonable best efforts, in cooperation with the Initial Purchasers, to qualify the offered Securities for offering and sale under the applicable securities laws of such states and other jurisdictions as the Initial Purchasers may designate and to maintain such qualifications in effect as long as required for the sale of the Securities; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

        (e)    Rating of Securities.    The Company shall take all reasonable action necessary to enable Standard & Poor's Ratings Services, a division of McGraw Hill, Inc. ("S&P"), and Moody's Investors Service Inc. ("Moody's") to provide their respective credit ratings of the Securities.

        (f)    DTC.    The Company will cooperate with the Initial Purchasers and use its best efforts to permit the offered Securities to be eligible for clearance and settlement through the facilities of DTC.

        (g)    Use of Proceeds.    The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Offering Memorandum under "Use of Proceeds".

        (h)    Restriction on Sale of Securities.    During a period of 180 days from the date of the Offering Memorandum, the Company will not, without the prior written consent of Merrill Lynch, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, or otherwise dispose of, any other debt securities of the Company or securities of the Company that are convertible into, or exchangeable for, the offered Securities or such other debt securities.

        (i)    PORTAL Designation.    The Company will use its reasonable best efforts to permit the Securities to be designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. ("NASD") relating to trading in the PORTAL Market.

        SECTION 4.    Payment of Expenses.    The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing, delivery to the Initial Purchasers and any filing of the Offering Memorandum (including financial statements and any schedules or exhibits) and of each amendment or supplement thereto, (ii) the preparation, printing and delivery to the Initial Purchasers of this Agreement, the Nation Agreement, any Agreement among Initial Purchasers, the Indenture and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance and delivery of the Global Note to the Initial Purchasers, including any transfer taxes, any stamp or other duties payable upon the sale, issuance and delivery of the Securities to the Initial Purchasers and any charges of DTC in connection therewith, (iv) the fees and disbursements of the Company's counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection therewith and in connection with the preparation of the Blue Sky Survey, and any supplement thereto, (vi) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities, (vii) 50% of the costs and expenses related to travel, lodging and meals incurred in connection with the offering of the Securities pursuant to this Agreement, (viii) any fees payable in connection with the rating of the Securities, and (ix) any fees and expenses payable in connection with the initial and continued designation of the Securities as PORTAL securities under the PORTAL Market Rules pursuant to NASD Rule 5322.

        SECTION 5.    Conditions of Initial Purchasers' Obligations.    The obligations of the several Initial Purchasers hereunder are subject to the accuracy of the representations and warranties of (x) the Company and the Guarantors contained in Section 1(a) hereof or in certificates of any officer of the Company or any of the Guarantors delivered pursuant to the provisions hereof to the performance by the Company and the Guarantors of their covenants and other obligations hereunder and (y) the Nation contained in the Nation Agreement or in certificates of any officer of the Nation delivered pursuant to the provisions of the Nation Agreement by the Nation of its covenants and other obligations thereunder, and to the following further conditions:

        (a)    Opinion of Counsel for Company.    At Closing Time, the Initial Purchasers shall have received the favorable opinion, dated as of Closing Time, of Akin Gump Strauss Hauer & Feld LLP, counsel for the Company, in form and substance satisfactory to counsel for the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers to the effect set forth in Exhibit B.

        (b)    Opinion of Counsel for Initial Purchasers.    At Closing Time, the Initial Purchasers shall have received the favorable opinion, dated as of Closing Time, of Mayer, Brown, Rowe & Maw LLP, counsel for the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers to the effect set forth in Exhibit C. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York and the federal law of the United States, upon the opinions of counsel satisfactory to the Initial Purchasers.

Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.

        (c)    Opinion of Indian Counsel for Initial Purchasers.    At Closing Time, the Initial Purchasers shall have received the favorable opinion, dated as of Closing Time, of Hobbs, Straus, Dean & Walker, LLP, special Indian counsel for the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers in form and substance reasonably satisfactory to the Initial Purchasers.

        (d)    Officers' Certificate.    At Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Final Offering Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Initial Purchasers shall have received (x) a certificate of the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of Closing Time, and (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to Closing Time and (y) a certificate of an authorized officer of the Nation, dated as of Closing Time, to the effect that the representations and warranties in the Nation Agreement are true and correct.

        (e)    Accountants' Comfort Letter.    At the time of the execution of this Agreement, the Initial Purchasers shall have received from Ernst & Young LLP a letter dated such date, in form and substance satisfactory to the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers containing statements and information of the type ordinarily included in accountants' "comfort letters" to Initial Purchasers with respect to the financial statements and certain financial information contained in the Offering Memorandum.

        (f)    Bring-down Comfort Letter.    At Closing Time, the Initial Purchasers shall have received from Ernst & Young LLP a letter, dated as of Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (e) of this Section, except that the specified date referred to shall be a date not more than three business days prior to Closing Time.

        (g)    Maintenance of Rating.    Subsequent to the date of this Agreement, there shall not have occurred a downgrading in the rating assigned to the Securities or any of the Company's other debt by any "nationally recognized statistical rating agency", as that term is defined by the Commission for purposes of Rule 436(g)(2) under the 1933 Act, and no such securities rating agency shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Securities or any of the Company's other debt securities.

        (h)    PORTAL.    At Closing Time, the Securities shall have been designated for trading on PORTAL.

        (i)    Nation Agreement.    At Closing Time, the Nation shall have executed the Nation Agreement, which shall be in form and substance satisfactory to the Initial Purchasers.

        (j)    Additional Documents.    At Closing Time, counsel for the Initial Purchasers shall have been furnished with such documents and opinions as they may require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the

Securities as herein contemplated shall be satisfactory in form and substance to the Initial Purchasers and counsel for the Initial Purchasers.

        (k)    Termination of Agreement.    If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Initial Purchasers by notice to the Company at any time at or prior to Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 7 and 8 shall survive any such termination and remain in full force and effect.

        SECTION 6.    Subsequent Offers and Resales of the Securities.

        (a)    Offer and Sale Procedures.    Each of the Initial Purchasers and the Company hereby establish and agree to observe the following procedures in connection with the offer and sale of the Securities:

          (i)    Offers and Sales.    Offers and sales of the Securities shall be made to such persons and in such manner as is contemplated by the Offering Memorandum. Each Initial Purchaser severally agrees that it will not offer, sell or deliver any of the Securities in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof, and that it will take at its own expense whatever action is required to permit its purchase and resale of the Securities in such jurisdictions.

          (ii)    No General Solicitation.    No general solicitation or general advertising (within the meaning of Rule 502(c) under the 1933 Act) will be used in the United States in connection with the offering or sale of the Securities.

          (iii)    Purchases by Non-Bank Fiduciaries.    In the case of a non-bank Subsequent Purchaser of a Security acting as a fiduciary for one or more third parties, each third party shall, in the judgment of the applicable Initial Purchaser, be an Institutional Accredited Investor or a "qualified institutional buyer" within the meaning of Rule 144A under the 1933 Act (a "Qualified Institutional Buyer") or a non-U.S. person outside the United States.

          (iv)    Subsequent Purchaser Notification.    Each Initial Purchaser will take reasonable steps to inform, and cause each of its U.S. Affiliates to take reasonable steps to inform, persons acquiring Securities from such Initial Purchaser or affiliate, as the case may be, in the United States that the Securities (A) have not been and will not be registered under the 1933 Act, (B) are being sold to them without registration under the 1933 Act in reliance on Rule 144A or in accordance with another exemption from registration under the 1933 Act, as the case may be, and (C) may not be offered, sold or otherwise transferred except (1) to the Company, (2) outside the United States in accordance with Regulation S, or (3) inside the United States in accordance with (x) Rule 144A to a person whom the seller reasonably believes is a Qualified Institutional Buyer that is purchasing such Securities for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (y) pursuant to another available exemption from registration under the 1933 Act.

          (v)    Minimum Principal Amount.    No sale of the Securities to any one Subsequent Purchaser will be for less than U.S. $1,000 principal amount and no Security will be issued in a smaller principal amount. If the Subsequent Purchaser is a non-bank fiduciary acting on behalf of others, each person for whom it is acting must purchase at least U.S. $1,000 principal amount of the Securities.

          (vi)    SGA Registration.    Each Initial Purchaser shall cooperate with the Company to enable the Company to obtain from each Subsequent Purchaser such information as is reasonably requested by the Seneca Gaming Authority, and shall take reasonable steps to send to each Subsequent Purchaser the form requested by the Seneca Gaming Authority as set forth in

  Exhibit D hereto, after the Closing Time; provided, however, that no Initial Purchaser shall be required to disclose any information which violates any client confidentiality policies.

        (b)    Covenants of the Company.    The Company covenants with each Initial Purchaser as follows:

          (i)    Integration.    The Company agrees that it will not and will cause its Affiliates not to, directly or indirectly, solicit any offer to buy, sell or make any offer or sale of, or otherwise negotiate in respect of, securities of the Company of any class if, as a result of the doctrine of "integration" referred to in Rule 502 under the 1933 Act, such offer or sale would render invalid (for the purpose of (i) the sale of the offered Securities by the Company to the Initial Purchasers, (ii) the resale of the offered Securities by the Initial Purchasers to Subsequent Purchasers or (iii) the resale of the offered Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the 1933 Act provided by Section 4(2) thereof or by Rule 144A or by Regulation S thereunder or otherwise.

          (ii)    Rule 144A Information.    The Company agrees that, in order to render the offered Securities eligible for resale pursuant to Rule 144A under the 1933 Act, while any of the offered Securities remain outstanding, it will make available, upon request, to any holder of offered Securities or prospective purchasers of Securities the information specified in Rule 144A(d)(4), unless the Company furnishes information to the Commission pursuant to Section 13 or 15(d) of the 1934 Act.

          (iii)    Restriction on Repurchases.    Until the expiration of two years after the original issuance of the offered Securities, the Company will not, and will cause its Affiliates not to, resell any offered Securities which are "restricted securities" (as such term is defined under Rule 144(a)(3) under the 1933 Act), whether as beneficial owner or otherwise (except as agent acting as a securities broker on behalf of and for the account of customers in the ordinary course of business in unsolicited broker's transactions).

        (c)    Qualified Institutional Buyer.    Each Initial Purchaser severally and not jointly represents and warrants to, and agrees with, the Company that it is a Qualified Institutional Buyer and an "accredited investor" within the meaning of Rule 501(a) under the 1933 Act (an "Accredited Investor").

        (d)    Resale Pursuant to Rule 903 of Regulation S or Rule 144A.    Each Initial Purchaser understands that the offered Securities have not been and will not be registered under the 1933 Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the 1933 Act or pursuant to an exemption from the registration requirements of the 1933 Act. Each Initial Purchaser severally represents and agrees, that, except as permitted by Section 6(a) above, it has offered and sold Securities and will offer and sell Securities (i) as part of their distribution at any time and (ii) otherwise until forty days after the later of the date upon which the offering of the Securities commences and Closing Time, only in accordance with Rule 903 of Regulation S, Rule 144A under the 1933 Act or another applicable exemption from the registration requirements of the 1933 Act. Accordingly, neither the Initial Purchasers, their affiliates nor any persons acting on their behalf have engaged or will engage in any directed selling efforts with respect to Securities sold hereunder pursuant to Regulation S, and the Initial Purchasers, their affiliates and any person acting on their behalf have complied and will comply with the offering restriction requirements of Regulation S. Each Initial Purchaser severally agrees that, at or prior to confirmation of a sale of offered Securities pursuant to Regulation S it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases offered Securities from it or through it during the restricted period a confirmation or notice to substantially the following effect:

    "The Securities covered hereby have not been registered under the United States Securities Act of 1933 (the "Securities Act") and may not be offered or sold within the United States or to or for the account or benefit of U.S. persons (i) as part of their distribution at any time and (ii) otherwise until forty days after the later of the date upon which the offering of the Securities commenced and the date of closing, except in either case in accordance with Regulation S or Rule 144A under the Securities Act. Terms used above have the meaning given to them by Regulation S."

        Terms used in the above paragraph have the meanings given to them by Regulation S.

        SECTION 7.    Indemnification.

        (a)    Indemnification of Initial Purchasers.    The Company and the Guarantors agree, jointly and severally, to indemnify and hold harmless each Initial Purchaser, its affiliates, as such term is defined in Rule 501(b) under the 1933 Act (each, an "Affiliate"), its selling agents and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

          (i)    against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Memorandum or the Final Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

          (ii)   against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 7(d) below) any such settlement is effected with the written consent of the Company; and

          (iii)  against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by Merrill Lynch), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser through Merrill Lynch expressly for use in the Offering Memorandum (or any amendment thereto).

        (b)    Indemnification of Company.    Each Initial Purchaser severally agrees to indemnify and hold harmless the Company, the Guarantors and each person, if any, who controls the Company or the Guarantors within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Offering Memorandum in reliance upon and in conformity with written information furnished to the Company by such Initial Purchaser expressly for use in the Offering Memorandum.

        (c)    Actions against Parties; Notification.    Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any costs and expenses incurred by such indemnifying party or any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 7(a) above, counsel to the indemnified parties shall be selected by Merrill Lynch, and, in the case of parties indemnified pursuant to Section 7(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

        (d)    Settlement without Consent if Failure to Reimburse.    If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

        SECTION 8.    Contribution.    If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantors on the one hand and the Initial Purchasers on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Guarantors on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

        The relative benefits received by the Company and the Guarantors on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the Initial Purchasers, bear to the aggregate initial offering price of the Securities.

        The relative fault of the Company and the Guarantors on the one hand and the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company and the Guarantors or by the Initial Purchasers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

        The Company, the Guarantors and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

        Notwithstanding the provisions of this Section, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased and sold by it hereunder exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

        No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

        For purposes of this Section, each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Initial Purchaser's Affiliates and selling agents shall have the same rights to contribution as such Initial Purchaser, and each person, if any, who controls the Company and the Guarantors within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company and the Guarantors. The Initial Purchasers' respective obligations to contribute pursuant to this Section are several in proportion to the principal amount of Securities set forth opposite their respective names in Schedule A hereto and not joint.

        SECTION 9.    Representations, Warranties and Agreements to Survive.    All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Initial Purchaser or its Affiliates or selling agents, any person controlling any Initial Purchaser, its officers or directors or any person controlling the Company and (ii) delivery of and payment for the Securities.

        SECTION 10.    Termination of Agreement.

        (a)    Termination; General.    The Initial Purchasers may terminate this Agreement, by notice to the Company, at any time at or prior to Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Final Offering Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Initial Purchasers, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or, or if trading generally on the American Stock Exchange or the New York Stock Exchange or in the NASDAQ System has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority, or (iv) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or with respect to Clearstream or Euroclear systems in Europe, or (v) if a banking moratorium has been declared by either federal or New York authorities.

        (b)    Liabilities.    If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 7 and 8 shall survive such termination and remain in full force and effect.

        SECTION 11.    Default by One or More of the Initial Purchasers.    If one or more of the Initial Purchasers shall fail at Closing Time to purchase the Securities which it or they are obligated to purchase under this Agreement (the "Defaulted Securities"), the Initial Purchasers shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Initial Purchasers, or any other initial purchasers, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Initial Purchasers shall not have completed such arrangements within such 24-hour period, then:

          (a)   if the number of Defaulted Securities does not exceed 10% of the aggregate principal amount of the Securities to be purchased hereunder, each of the non-defaulting Initial Purchasers shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Initial Purchasers, or

          (b)   if the number of Defaulted Securities exceeds 10% of the aggregate principal amount of the Securities to be purchased hereunder, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser.

        No action taken pursuant to this Section shall relieve any defaulting Initial Purchaser from liability in respect of its default.

        In the event of any such default which does not result in a termination of this Agreement, either the Initial Purchasers or the Company shall have the right to postpone Closing Time for a period not exceeding seven days in order to effect any required changes in the Offering Memorandum or in any other documents or arrangements. As used herein, the term "Initial Purchaser" includes any person substituted for an Initial Purchaser under this Section.

        SECTION 12.    Tax Disclosure.    Notwithstanding any other provision of this Agreement, from the commencement of discussions with respect to the transactions contemplated hereby, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as such terms are used in Sections 6011, 6111 and 6112 of the U.S. Code and the Treasury Regulations promulgated thereunder) of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure.

        SECTION 13.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Initial Purchasers shall be directed to Merrill Lynch at 4 World Financial Center, New York, New York 10080, attention of David Tuvlin, notices to the Company shall be directed to it at Seneca Niagara Casino, 310 Fourth Street, Niagara Falls, New York (Seneca Nation Territory) 14303, attention of G. Michael Brown.

        SECTION 14.    Parties.    This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers, the Company and the Guarantors and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchasers, the Company and the Guarantors and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchasers and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

        SECTION 15.    Limited Waiver of Sovereign Immunity

        (a)    Retention of Sovereign Immunity.    By executing this Agreement, none of the Company or the Guarantors waives, limits or modifies its sovereign immunity from unconsented suit or judicial litigation, except as provided for herein.

        (b)    Scope of Waiver.    Subject to the provisions contained herein, each of the Company and the Guarantors hereby expressly grants to the Initial Purchasers and any indemnified party under this Agreement, an irrevocable limited waiver of its sovereign immunity from unconsented suit and consent irrevocably to suit exclusively to:

          (i)    interpret or enforce the terms of this Agreement;

          (ii)   compel arbitration under the commercial arbitration rules of the American Arbitration Association;

          (iii)  enforce an arbitrator's decision with respect to arbitration under the commercial arbitration rules of the American Arbitration Association;

          (iv)  order amounts payable under this Agreement to be paid in accordance with the terms thereof and enforce the award of damages owing as a consequence of a breach of this Agreement, whether such order or award is the product of litigation or arbitration;

          (v)   order the seizure and sale of any assets of the Company or a Guarantor used or held for use in the Related Business (as defined in the Indenture), or the exercise of any other remedy available generally in the State of New York for judgment creditors;

          (vi)  determine whether any consent or approval of the Company or a Guarantor has been improperly granted or unreasonably withheld; and

          (vii) enforce any judgment or arbitration decision prohibiting the Company or a Guarantor from taking any action, or mandating or obligating the Company or a Guarantor to take any action.

        (c)    Procedural Requirements.    The limited waiver by each of the Company and the Guarantors of its sovereign immunity as to unconsented suit is effective if, and only if, each and every one of the following conditions is met:

          (i)    the claim is made by a party designated under clause (d) below and not by any other person whatsoever;

          (ii)   the claim alleges a breach by one or more of the Company and the Guarantors of one or more of the specific obligations or duties expressly assumed by the Company and the Guarantors under the terms of this Agreement;

          (iii)  the claim seeks payment of (a) a specified sum, some specific action, or discontinuance of some action, by one or more of the Company and the Guarantors to bring the Company or the Guarantors, as applicable, into full compliance with the duties and obligations expressly assumed by the Company and the Guarantors under this Agreement; or (b) money damages for noncompliance with the terms and provisions of this Agreement;

          (iv)  the claim is made in a detailed written statement to each of the Company and the Guarantors against which such claim is being made stating the specific action or discontinuance of action by the Company and the Guarantors that would cure the alleged breach or non-performance, or the sum of money claimed to be due and owing to one or more of the Initial Purchasers by reason of such specific breach or non-performance, and the Company and the Guarantors shall have seven (7) calendar days to cure or cause the cure of such breach or non-performance or to make such payment before judicial proceedings may be instituted; provided, however, that this cure period may be reasonably extended in the sole discretion of the Initial Purchasers for non-monetary matters as long as the Company and the Guarantors are making good faith efforts to cure such breach or non-performance; and

          (v)   with respect to any claim authorized herein, initial suit, as authorized herein, shall be commenced within the later of three (3) years after the claim accrues or is discovered upon the exercise of due diligence, or such claim shall be forever barred. The waiver granted herein shall commence on the date hereof and shall continue for three (3) years following the date of the termination of this Agreement, except that the waiver shall remain effective for any proceedings then pending, and all appeals therefrom.

        (d)    Recipient of Waiver.    The recipients of the benefit of this irrevocable waiver of sovereign immunity are limited to the Initial Purchasers and any and all persons covered by the indemnification provisions hereof; provided, however, that as to such latter persons, this waiver extends only to the enforcement of any rights to indemnification by the Company and the Guarantors and to no other actions or persons.

        (e)    Governing Law.    The Company, the Guarantors and the Initial Purchasers agree that any dispute arising under the provisions of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state.

        (f)    Enforcement.    Each of the Company and the Guarantors irrevocably waives its sovereign immunity from a judgment or order consistent with the terms and provisions of this limited waiver and agreement, which is final because either the time for appeal thereof has expired or the judgment or an order is issued by a court having final appellate jurisdiction over the matter. Each of the Company and the Guarantors consents to the jurisdiction of, to be sued in and accepts and agrees to be bound by any order or judgment of any of the United States District Courts for New York or the New York State Supreme Court, and any federal or state court having appellate jurisdiction thereover, consistent with the terms and provisions of this limited waiver and agreement. Each of the Company and the Guarantors irrevocably waives its sovereign immunity as to an action by the Initial Purchasers in any United States District Courts for New York or the New York State Supreme Court, and in the federal or state courts having appellate jurisdiction thereover, seeking injunctive and/or declaratory relief against any of the Company and the Guarantors based upon any attempt to revoke its irrevocable waiver of its sovereign immunity under this Agreement, and as to enforcement in said United States Federal District Courts or New York State Supreme Court of any such final judgment against any of the Company and the Guarantors. Without in any way limiting the generality of the foregoing, each of the Company and the Guarantors expressly authorizes any governmental authorities who have the right and duty under applicable law to take any action authorized or ordered by any such court, to take such action to give effect to any judgment entered or order granted in accordance with this Agreement.

        (g)    Waivers.    Each of the Company and the Guarantors hereby expressly and irrevocably waives:

          (i)    its rights to have any dispute, controversy, suit, action or proceeding arising under this Agreement heard in any other forum whether or not such forum now exists or is hereafter created including, without limitation, any court or other tribunal, forum, council, or adjudicative body of the Nation (each, a "Nation Forum");

          (ii)   any claim or right which it may possess to the exercise of jurisdiction by any Nation Forum, including, without limitation, any determination that any Nation Forum has jurisdiction over any such dispute, controversy, suit, action or proceeding or jurisdiction to determine the scope of such Nation Forum's jurisdiction;

          (iii)  any requirement which may exist for exhaustion of any remedies available in any Nation Forum prior to the commencement of any dispute, controversy, suit, action or proceeding in any state or federal court even if any such Nation Forum would have concurrent jurisdiction over any such dispute, controversy, suit, action or proceeding but for such waiver;

          (iv)  its sovereign immunity as to the action of the Initial Purchasers in any of the United States District Courts for New York or the New York State Supreme Courts, and in the federal or state courts having appellate jurisdiction thereover, seeking injunctive and/or declaratory relief against any of the Company and the Guarantors based upon an attempt by any of them to revoke its irrevocable waiver of its sovereign immunity or other waivers granted hereunder; and

          (v)   its sovereign immunity from a judgment or order (including any appellate judgment or other order) and post-judgment proceedings supplemental thereto consistent with the terms and provisions hereof, which is final because either the time for appeal thereof has expired or the judgment or an order is issued by the court having final jurisdiction over the matter.

        (h)    No Revocation of Sovereign Immunity Waiver.    Each of the Company and the Guarantors agrees not to revoke or limit, in whole or in part, its limited waiver of sovereign immunity contained in this limited waiver and agreement or in any way attempt to revoke or limit, in whole or in part, such limited waiver of sovereign immunity. In the event of any such revocation, limitation, attempted revocation, or attempted limitation, the parties expressly recognize and agree that there remains no adequate remedy at law available to the Initial Purchasers, each will be irreparably injured upon any revocation or limitation hereof, and each of the Company and the Guarantors hereby consents to the entry of appropriate injunctive relief, consistent with the terms and conditions of this Agreement. In the event of any attempted limitation or revocation of the limited waiver of sovereign immunity granted herein, the Initial Purchaser affected thereby may immediately seek judicial injunctive relief as provided in this limited waiver and agreement without first complying with any of the prerequisites contained herein to the limited waiver of sovereign immunity granted herein. Any action seeking injunctive relief hereunder shall be brought in one of the United States District Courts for New York or the New York State Supreme Court, and each of the Company and the Guarantors expressly consents to the jurisdiction of, and agrees to be bound by any order or judgment of such District Courts or state court, and any federal or state court with appellate jurisdiction thereover.

        SECTION 16.    Dispute Resolution.

        (a)    Arbitration.    If, and only if, a dispute arises between the parties over a matter for which the Company and the Guarantors have provided a limited waiver of immunity under this Agreement (the "Dispute"), and neither the United States District Courts for New York nor the New York State Supreme Court can or is willing to hear the Dispute, then either party may request binding arbitration of such Dispute in accordance with the procedures set forth herein. To initiate binding arbitration of such Dispute, a party shall notify the other party in writing. The Dispute shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration

Association, and judgment on the award rendered by the arbitrator may be entered in any court. One arbitrator shall preside and shall be selected by the American Arbitration Association.

        (b)    Restraining Order/Preliminary Injunction.    Any party, before or during any arbitration, may apply to a court having jurisdiction for a temporary restraining order or preliminary injunction where such relief is necessary to protect its interests pending completion of the dispute resolution proceedings.

        (c)    Confidentiality.    Neither party nor the arbitrator may disclose the existence or results of any arbitration hereunder, which shall be considered confidential to the parties, except:

          (i)    with the express prior written consent of the other party, which consent shall not be unreasonably withheld or delayed;

          (ii)   as required by applicable law, the rules of any relevant stock exchange or requirement of any Initial Purchaser, by order or decree of a court or other governmental authority having jurisdiction over such party, or in connection with such party's enforcement of any rights it may have at law or in equity;

          (iii)  on a "need to know" basis to persons within or outside such party's organization, such as attorneys, accountants, bankers, financial advisors and other consultants; or

          (iv)  after such information has become publicly available without breach of this Agreement.

        (d)    Fees and Costs.    In the event of arbitration, the prevailing party shall be entitled to all of its costs, including reasonable attorneys' fees and costs and expenses, from the nonprevailing party.

        (e)    Location of Arbitration.    The arbitration shall take place at a location in an agreed city in the State of New York or such other place as the parties may jointly agree. The arbitrator shall render an award within forty-five (45) days from the conclusion of the arbitration.

        (f)    Enforcement of Arbitration Decisions.    The decision of the arbitrator will be final and binding and enforced with the same force and effect as a decree of a court having competent jurisdiction. For this purpose, should the losing party in any arbitration proceeding pursuant to this limited waiver and agreement refuse to abide by the decision of the arbitrator, the prevailing party may apply to any of the United States District Courts for New York or the New York State Supreme Court to compel enforcement of the arbitrator's award resulting from binding arbitration and each party hereto consents to the jurisdiction of each such court for this purpose. Each of the Company and the Guarantors hereby expressly and irrevocably waives its sovereign immunity with respect to the entry of judgment on, and enforcement of, such award by such courts.

        SECTION 17.    Service of Process.

        (a)    Designation of Service Recipients.    In any action or proceeding as to which each of the Company and the Guarantors have waived their sovereign immunity as provided herein, each of the Company and the Guarantors consents and agrees that process against it shall be effective if served:

          (i)    On the Chairman of the Board of Directors thereof; and

          (ii)   By sending two (2) copies of the process by registered or certified mail to the Chief Executive Officer of the Company or the Guarantors, as applicable, at the address set forth above.

        (b)    Appointment Irrevocable.    The Company and the Guarantors irrevocably appoint each of the persons in the foregoing clauses and their respective successors in said offices from time to time, as agent for service of process made in accordance herewith.

        SECTION 18.    TIME.    TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

        SECTION 19.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

        SECTION 20.    Effect of Headings.    The Section headings herein are for convenience only and shall not affect the construction hereof.

        If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Initial Purchasers, the Company and the Guarantors in accordance with its terms.

Very truly yours,
SENECA GAMING CORPORATION
By:	/s/ G. MICHAEL BROWN Name: G. Michael Brown Title: President and Chief Executive Officer
SENECA ERIE GAMING CORPORATION
By:	/s/ G. MICHAEL BROWN Name: G. Michael Brown Title: President and Chief Executive Officer
SENECA TERRITORY GAMING CORPORATION
By:	/s/ G. MICHAEL BROWN Name: G. Michael Brown Title: President and Chief Executive Officer
SENECA NIAGARA FALLS GAMING CORPORATION
By:	/s/ G. MICHAEL BROWN Name: G. Michael Brown Title: President and Chief Executive Officer

CONFIRMED AND ACCEPTED,
as of the date first above written:

MERRILL LYNCH & CO.

MERRILL LYNCH, PIERCE, FENNER & SMITH
                              INCORPORATED

BANC OF AMERICA SECURITIES LLC

WELLS FARGO SECURITIES, LLC

By: MERRILL LYNCH, PIERCE, FENNER & SMITH
                                       INCORPORATED

By:	/s/ DAVID TUVLIN Name: David Tuvlin Title: Director

        For itself and as representative of the other Initial Purchasers named in Schedule A hereto.

SCHEDULE A

Name of Initial Purchaser	Principal Amount of Securities
Merrill Lynch Pierce, Fenner & Smith Incorporated	$150,000,000
Banc of America Securities LLC	$120,000,000
Wells Fargo Securities, LLC	$30,000,000

Total	$300,000,000

Sch A-1

SCHEDULE B

SENECA GAMING CORPORATION
$300,000,000 7 1/4% Senior Notes due 2012

        1.     The initial public offering price of the Securities shall be 100% of the principal amount thereof, plus accrued interest, if any, from the date of issuance.

        2.     The purchase price to be paid by the Initial Purchasers for the Securities shall be 97% of the principal amount thereof.

        3.     The interest rate on the Securities shall be 7 1/4% per annum.

Sch B-1

SCHEDULE C

[List of Subsidiaries]

Seneca Niagara Falls Gaming Corporation
Seneca Erie Gaming Corporation
Seneca Territory Gaming Corporation
Seneca Hospitality Corporation

Sch C-1

Exhibit A

MATERIAL AGREEMENTS AND ORDERS
PURSUANT TO SECTION 1(a)(xxx)

Part (a): Material Agreements

  1.
  Term Loan Agreement, dated as of November 22, 2002, by and between Freemantle Limited and SNFGC.

  2.
  Commercial Sales and Security Agreement, dated as of April 2, 2004, by and between Sodak Gaming, Inc. and STGC.

  3.
  Sales and Security Agreement, dated as of January 29, 2004, by and between Bally Gaming, Inc. and STGC.

  4.
  Assignment and Plan of Distribution Agreement, to be dated as of the Closing Time, by and between SGC and the Nation.

  5.
  Agreement, dated as of October 15, 2003 and as amended on February 10, 2004, by and between Klewin Building Company, Inc. and SNFGC.

  6.
  Sale-Purchase Agreement, dated as of April 15, 2004, by and between Servico New York, Inc. and SNFGC.

  7.
  Letter of Intent, dated as of April 9, 2004, by and between Uniland Development Company and SEGC.

Part (b): Material Orders

None.

A-1

Exhibit B

FORM OF OPINION OF COMPANY'S COUNSEL
TO BE DELIVERED PURSUANT TO
SECTION 5(a)

B-1

Exhibit C

FORM OF OPINION OF INITIAL PURCHASERS' COUNSEL
TO BE DELIVERED PURSUANT TO
SECTION 5(b)

1.
Each of the Indenture and the Registration Rights Agreement constitutes the valid and binding obligation of the Company and each Guarantor that is a party thereto, enforceable against the Company and such Guarantor in accordance with its terms.

2.
Assuming due authentication in accordance with the Indenture and payment therefor by the Initial Purchasers in accordance with the Purchase Agreement, the Securities constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, and are entitled to the benefits of the Indenture.

3.
The Securities are substantially in the form contemplated by the Indenture and the Securities and the Indenture conform in all material respects to the description thereof in the Final Offering Memorandum.

4.
It is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by the Purchase Agreement and the Offering Memorandum to register the Securities under the 1933 Act or to qualify the Indenture under the Trust Indenture Act of 1939.

Nothing has come to our attention that would lead us to believe that the Offering Memorandum or any amendment or supplement thereto (except for financial statements and schedules and other financial data included or incorporated by reference therein or omitted therefrom as to which we need make no statement), at the time the Offering Memorandum was issued, at the time any such amended or supplemented Offering Memorandum was issued or at Closing Time, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

C-1

Exhibit D

SENECA NIAGARA CASINO
NOTEHOLDER CERTIFICATION FORM
PURSUANT TO SECTION 6(a)(vi)

NAME OF NOTEHOLDER:
ADDRESS:

TELEPHONE NUMBER:	FACSIMILE NUMBER:
TAX IDENTIFICATION NUMBER:
CONTACT PERSON AND TITLE:
FORM OF BUSINESS: (Company, LLC, Partnership, Trust, Joint Venture, etc.)

D-1

QuickLinks

SCHEDULE A
SCHEDULE B
SCHEDULE C [List of Subsidiaries]
MATERIAL AGREEMENTS AND ORDERS PURSUANT TO SECTION 1(a)(xxx)
FORM OF OPINION OF COMPANY'S COUNSEL TO BE DELIVERED PURSUANT TO SECTION 5(a)
FORM OF OPINION OF INITIAL PURCHASERS' COUNSEL TO BE DELIVERED PURSUANT TO SECTION 5(b)
SENECA NIAGARA CASINO NOTEHOLDER CERTIFICATION FORM PURSUANT TO SECTION 6(a)(vi)